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                                                                 Exhibit 99.1

Cincinnati Bell Inc.
Press Release

Investor contact:                           Media contact:
Mike Hemsath                                Libby Korosec
513.397.7788                                513.397.1589
mike.hemsath@cinbell.com                    libby.korosec@cinbell.com


                CINCINNATI BELL INC. ANNOUNCES EXECUTIVE CHANGES
             Board of Directors Elects Three New Corporate Officers

CINCINNATI - August 6, 2003-- Cincinnati Bell Inc. (NYSE: CBB) today announced the election of three new corporate officers to the company effective immediately.

         o Christopher J. Wilson, 38, has been named vice president and general counsel of the company. Wilson served as associate general counsel and assistant corporate secretary for the company's Cincinnati-based operating subsidiaries for the past five years.

         o Brian G. Keating, 49, has been named vice president of human resources and administration of the company. Keating served as the vice president of human resources for Cincinnati Bell Telephone for the past 3 years and has been with the company for 25 years.

         o Amy Collins, 37, has been named corporate secretary to the company. Collins joined the company in 1995 and was elected as the assistant corporate secretary in 1999.

Additionally, Jeffrey C. Smith, chief human resources officer, general counsel and corporate secretary to the company has announced his intent to leave the company at the end of the year and has consented to serve as a corporate consultant to the chief executive officer. Prior to joining Broadwing Inc. in 1999, Smith was the senior vice president,


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chief administrative officer and general counsel and secretary of IXC
Communications, which he joined in 1997.

"These individuals possess the skill set to lead the business and exhibit the personal integrity, character and values to instill trust and respect among Cincinnati Bell employees and external stakeholders," said Jack Cassidy, Cincinnati Bell president and chief executive officer. "We would like to thank Jeff for his years of service to the company. I will continue to call on him for advice and counsel in the months ahead because of his extensive experience in corporate legal matters."

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ABOUT CINCINNATI BELL INC.
Cincinnati Bell Inc. (NYSE: CBB) is one of the nation's most respected and best performing local exchange and wireless providers with a legacy of unparalleled customer service excellence. Cincinnati Bell provides a wide range of telecommunications products and services to residential and business customers in Ohio, Kentucky and Indiana. Cincinnati Bell is headquartered in Cincinnati, Ohio. For more information, visit www.cincinnatibell.com.




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